Exhibit 10.9

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”), dated May     , 2011, is entered into by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.                                   Company and Wells Fargo are parties to a Credit and Security Agreement dated May 27, 2010 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B.                                     The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

Definitions.  The following definitions are hereby amended or added to Exhibit A to the Credit Agreement as appropriate:

“Availability Reserve” means $150,000.

Interest and Interest Related Matters.  Section 1.8(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.8                                 Interest and Interest Related Matters.

(a)                                  Interest Rates Applicable to Line of Credit and Term Loan.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note, and the unpaid principal balance of the Term Loans evidenced by the Term Notes, shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

(i)                                     The “Floating Rate” for Line of Credit Advances = An interest rate equal to Daily Three Month LIBOR plus three percent (3.00%), which interest rate shall change whenever Daily Three Month LIBOR changes;

(ii)                                  The “Floating Rate” for the Term Loans = An interest rate equal to Daily Three Month LIBOR plus three and one-half of one percent (3.50%),

which interest rate shall change whenever Daily Three Month LIBOR changes;

Fees.  Sections 1.9(b), 1.9(c) and 1.9(h) of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(b)                                 Unused Line Fee.  Company shall pay Wells Fargo an annual unused line fee of three-eighths of one percent (0.375%) of the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(c)                                  Collateral Exam Fees.  Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $125 per hour per collateral examiner) together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection.  Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing and the average availability on the Line of Credit for the previous three months is (i) equal to or greater than $3,000,000, Wells Fargo will only charge Company for two Collateral Examinations per fiscal year, (ii) between $1,500,000 and $3,000,000, Wells Fargo will only charge Company for three Collateral Examinations per fiscal year, and (iii) less than $1,500,000, Wells Fargo will charge Company for four Collateral Examinations per fiscal year.  Company acknowledges and agrees that Wells Fargo may increase the frequency of Collateral Examinations at Wells Fargo’s sole discretion.

* * * *

(h)                                 Letter of Credit Fees.  Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of two and one-half of one percent (2.50%) of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to two and one-half of one percent (2.50%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company’s secretary or assistant secretary dated May 27, 2010 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of the Company’s secretary or assistant secretary dated May 27, 2010, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company.

Execution and delivery of the Affidavits of Borrower required to cause Title to issue the date-down endorsements to the existing Title Policies as contemplated in the First Amendment to the Credit Agreement.

Such other matters as Wells Fargo may require.

Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

Release. The Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 7 of this Amendment.

Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,	NORTECH SYSTEMS INCORPORATED
NATIONAL ASSOCIATION

By:	By:
Thomas G. Hedberg	Name:
Its Vice President	Its: